Exhibit-23.1.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of China United Insurance Service, Inc. of our report dated July 29, 2011 relating to the financial statements of China United Insurance Service, Inc as of June 30, 2010 and for the period from inception  (June 4, 2010) to June 30, 2010, which appear such Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Goldman Kurland and Mohidin, LLP
Encino, California
August 5, 2011